UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  June 1, 2011

 MESA ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-149338	98-0506246
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5220 Spring Valley Road, Suite 525, Dallas, Texas 75254
(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 490-9595

Copy of correspondence to:

Marc J. Ross, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2011, Mesa Energy Holdings, Inc. (the “Company”) entered into an Membership Interest Purchase Agreement (the “Agreement”) with Mesa Energy, Inc., a wholly owned subsidiary of the Company (“Mesa”), Tchefuncte Natural Resources, LLC (“Tchefuncte”), and the members of Tchefuncte.

  Pursuant to the terms of the Agreement, at closing, the members of Tchefuncte will receive (i) an aggregate of 20 million shares of the Company’s common stock in exchange for all of the issued and outstanding membership interests of Tchefuncte to be issued to Mesa, so that Tchefuncte will become a wholly-owned subsidiary of Mesa, and (ii) an overriding royalty interest on each lease owned by Tchefuncte and on each lease acquired pursuant to the Samson PSA (as defined below), equal to the difference between a 75% net revenue interest (“NRI”) (on an 8/8ths basis) and the current NRI, not to exceed 3%.

In addition, pursuant to the Agreement, the Company will assume liabilities relating to a $2,587,084 Site Specific Trust Account currently set up with the State of Louisiana for plugging liability on wells owned and operated by Tchefuncte.  As well, at closing, Tchefuncte shall assign to Mesa Tchefuncte’s obligations pursuant to a Purchase and Sale Agreement between Tchefuncte and Samson Contour Energy E&P, LLC (the “Samson PSA”).   If the Agreement and Samson PSA close, Mesa will be responsible for reimbursing the members of Tchefuncte $225,000 for earnest money they personally provided for the Samson PSA.

The closing of the Agreement is subject to the satisfaction of customary closing conditions.

In the event the Agreement has not been closed by June 30, 2011, either party may terminate the Agreement by providing written notice to the other party.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01
Membership Interest Purchase Agreement, dated as of June 1, 2011, by and among Mesa Energy Holdings, Inc., Mesa Energy, Inc., Tchefuncte Natural Resources, LLC, Carolyn M. Greer, Willie Willard Powell and David L. Freeman.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MESA ENERGY HOLDINGS, INC.

Dated: June 6, 2011	BY:	/s/ RANDY M. GRIFFIN
Randy M. Griffin Chief Executive Officer